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                     AMENDMENT TO LEWIS CONSULTING AGREEMENT

     THIS AGREEMENT is made this 30th day of April 1999, among Eltrax Systems, Inc. (the "Company"), CRL Enterprises, Inc. (the "Consulting Firm"), and Clunet
R. Lewis (the "Consultant"), with reference to the following facts:

A.   A.   The Consultant, the Consulting Firm, and the Company are parties to a certain Lewis Consulting Agreement, dated as of April 1, 1999 (the "Original Agreement"); and

B. The parties wish to amend the Original Agreement, only in the ways set forth below.

The Company, the Consultant Firm, and the Consultant agree that the Original Agreement is hereby amended, only as set forth below:

1.   1.   Paragraph 3 of the Original Agreement shall be replaced by the following paragraph:

          The term of this Agreement will commence on April 1, 1999, and will continue for a period of two (2) years, unless earlier terminated in accordance with Section 4 below. The term of this Agreement will automatically renew for additional one-year terms unless written notice of election to not renew is given by either party to the other at least one year before the end of the term.

2. Notwithstanding paragraph 5(a) of the Original Agreement, the consulting fees will be reduced by $5000 per month for May through September 1999, and thereafter will be paid at the rate set forth in paragraph 5(a).

ELTRAX SYSTEMS, INC.

    /s/  Nicholas J. Pyett
-------------------------
By:      Nicholas J. Pyett,
         Chief Financial Officer

CRL Enterprises, Inc.

    /s/  Clunet R. Lewis
-------------------------
By:      Clunet R. Lewis,
         President

CONSULTANT

/s/ Clunet R. Lewis
--------------------------
Clunet R. Lewis